Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

TETE Technologies Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares to be issued to Shareholders of Technology & Telecommunication Acquisition Corporation (“TETE”)	457(a)	2,976,709		10.00	$29,767,090	$0.00011020	$3,280.33
	Equity	Warrants to be issued to Warrantholders of TETE	457(a)	11,500,000		0.0399	$458,850	$0.00011020	$50.57
	Equity	Ordinary Shares underlying Warrants to be issued to Warrantholders of TETE	457(a)	11,500,000		$11.50	$132,250,000	$0.00011020	$14,573.95
	Equity	Ordinary Shares, $0.0001 par value per share, to be issued to Technology & Telecommunication LLC (“the Sponsor”)	457(a)	3,407,500	(3)	$10.00	$34,075,000	$0.00015310	$5,216.88

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts						$196,550,940		$23,121.73
	Total Fees Previously Paid								$17,904.85
	Total Fee Offsets								-
	Net Fee Due								$5,216.88

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457 by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.00011020.

(3)	Represents (a) 2,875,000 founder shares held by the Sponsor that will be converted into shares of the Registrant on a one-to-one basis and (b) 532,500 shares underlying the units that were issued to the Sponsor in a private placement that closed concurrently TETE’s initial public offering.